Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Quarterly Regular Dividend for the Quarter Ending December 31, 2026 and Quarterly Supplemental Dividend Payable on December 31, 2026

Dallas, Texas – August 27, 2026 – Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, is pleased to announce that its Board of Directors has declared a quarterly regular dividend of $0.58 per share, of which $0.1934 per share will be paid monthly for each of October, November and December 2026 and a quarterly supplemental dividend of $0.06 per share payable in December 2026, each of which is detailed in the table below.

The Company’s quarterly regular dividend for the quarter ending December 31, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
8/27/2026	10/15/2026	10/15/2026	10/30/2026	$0.1934
8/27/2026	11/13/2026	11/13/2026	11/30/2026	$0.1934
8/27/2026	12/15/2026	12/15/2026	12/31/2026	$0.1934

The Company’s quarterly supplemental dividend for the quarter ending December 31, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
8/27/2026	12/15/2026	12/15/2026	12/31/2026	$0.06

Total Regular Dividend per Share for Quarter Ending December 31, 2026:	$0.58
Total Supplemental Dividend per Share for Quarter Ending December 31, 2026:	$0.06
Total Dividends per Share for Quarter Ending December 31, 2026:	$0.64

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company. Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest’s common stock.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $2.2 billion in investments at fair value as of June 30, 2026. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and certain forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which the Company invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on the Company’s business and its portfolio companies; regulatory changes; tax treatment; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on the Company’s portfolio companies and the Company’s financial condition; the impact of geopolitical conditions on our portfolio companies and opportunities available to us; an economic downturn and its impact on the ability of the Company’s portfolio companies to operate and the investment opportunities available to the Company; the impact of supply chain constraints on the Company’s portfolio companies; and the elevated levels of inflation and its impact on the Company’s portfolio companies and the industries in which it invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2026 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, President and Chief Executive Officer
214-884-3829